EXHIBIT 99.1

NEWS RELEASE	CONTACT:	JOHN P. NELSON
FOR IMMEDIATE RELEASE		CEO AND PRESIDENT
(515) 232-6251
April 24, 2026

AMES NATIONAL CORPORATION

ANNOUNCES EARNINGS FOR THE first QUARTER OF 2026

Ames, Iowa – Ames National Corporation (Nasdaq: ATLO; the “Company”) today reported net income for the first quarter of 2026 of $6.0 million, or $0.67 per share, compared to $3.4 million, or $0.39 per share, earned in the first quarter of 2025. The increase in earnings is primarily due to an increase in net interest income and decrease in credit loss expense. Net interest income increased due to higher yields and average balances on investments, combined with a lower cost of funds driven by declining market rates and reduced borrowings. The decrease in credit loss expense was primarily due to a decline in loan balances in the first quarter of 2026 and a specific reserve placed on a commercial loan relationship in 2025.

INCOME STATEMENT HIGHLIGHTS (unaudited)

	Three Months Ended
	March 31,
	2026	2025

Net income (in thousands)	$5,960	$3,443
Earnings per share - basic and diluted	$0.67	$0.39
Return on average assets	1.12%	0.65%
Return on average equity	11.31%	7.72%
Efficiency ratio	59.69%	66.38%
Net interest margin	3.01%	2.53%

COMPANY STOCK HIGHLIGHTS (unaudited)

As of or for the
three months ended
March 31,
Company Stock (ATLO)	2026

Closing price	$28.22
Price range	$22.46 - 28.44
Book value per common share	$23.44
Cash dividend declared	$0.24
Dividend yield	3.40%

BALANCE SHEET HIGHLIGHTS (unaudited)

	March 31,
(Dollars in thousands)	2026	2025

Assets	$2,142,539	$2,184,293
Loans receivable, net	1,264,827	1,306,230
Deposits	1,867,393	1,906,384
Stockholders' equity	207,570	183,056
Capital ratio	9.69%	8.38%

First Quarter 2026 Results:

First quarter 2026 loan interest income was $142 thousand higher than first quarter 2025 and was primarily due to improved yield on the loan portfolio. Interest income from investment securities increased by $1.1 million during this same period due to higher average balances and maturities reinvested at higher rates. Deposit interest expense decreased $1.1 million during this same period due primarily to decreases in market rates. Other borrowed funds interest expense decreased $334 thousand during the same period due primarily to reduced borrowings. First quarter 2026 net interest income totaled $15.4 million, an increase of $2.5 million, or 19.5%, compared to the same quarter a year ago. These factors were the primary contributors to the Company’s net interest margin, on a tax-equivalent basis (a non-GAAP measure), improving to 3.01% for the quarter ended March 31, 2026 as compared to 2.53% for the quarter ended March 31, 2025 and 3.00% for the quarter ended December 31, 2025.

A credit loss benefit of ($347)thousand was recognized in the first quarter of 2026 as compared to a credit loss expense of $962 thousand in the first quarter of 2025. Net loan recoveries for the quarter ended March 31, 2026 totaled $32 thousand compared to net loan charge-offs totaled $48 thousand for the quarter ended March 31, 2025. The credit loss benefit in 2026 was primarily due to a decline in loan balances. The credit loss expense in 2025 was primarily due to an increase in specific reserves in the commercial loan portfolio.

Noninterest income for the first quarter of 2026 totaled $2.8 million as compared to $2.5 million in the first quarter of 2025, an increase of 9.3%. The increase is primarily due to an increase in wealth management income due to growth in assets under management and an increase in estate and trust fees.

Noninterest expense for the first quarter of 2026 totaled $10.9 million compared to $10.3 million recorded in the first quarter of 2025, an increase of 5.9%. The increase reflects higher professional fees, salaries and benefits.  The increase in professional fees was primarily due to $300 thousand of consultant fees for certain contract negotiations in the first quarter of 2026. The consultant fees are expected to continue throughout 2026 as the negotiation is in process.  The increase in salaries and benefits was driven by anticipated bonus payouts as Company performance thresholds are met. The efficiency ratio was 59.69% for the first quarter of 2026 as compared to 66.38% in the first quarter of 2025. The efficiency ratio continues to improve as net interest margin increases.

Income tax expense for the first quarter of 2026 totaled $1.7 million compared to $794 thousand recorded in the first quarter of 2025. The effective tax rate was 22% and 19% for the quarters ended March 31, 2026 and 2025, respectively. The increase in income tax expense and effective tax rate was primarily due to higher net income and lower New Markets Tax Credits. The final year of tax credits was 2025 for a majority of the New Markets Tax Credit projects.

Balance Sheet Review:

As of March 31, 2026, total assets were $2.1 billion, a decrease of $41.8 million, as compared to March 31, 2025. The decrease in assets was primarily due to a decrease in interest-bearing deposits in financial institutions and loans receivable, partially offset by an increase in securities available-for-sale.

Securities available-for-sale as of March 31, 2026 increased to $688.8 million from $640.4 million as of March 31, 2025. The increase in securities available-for-sale is primarily due to purchases in excess of maturities and lower unrealized losses in the investment portfolio. The Company's investment portfolio had an expected duration of 3.2 years as of March 31, 2026. There are approximately $102 million of investments maturing within one year at an average yield of approximately 1.5%.

Net loans as of March 31, 2026 decreased to $1.26 billion as compared to $1.31 billion as of March 31, 2025, a decrease of 3.2%. The decrease was primarily due to payoffs in the commercial real estate portfolio and partially offset by an increase in the 1 to 4 family residential real estate portfolio. Substandard loans were $34.8 million and $32.4 million as of March 31, 2026 and 2025, respectively. Substandard-impaired loans were $19.6 million and $15.7 million as of March 31, 2026 and 2025, respectively. The increase in substandard loans is primarily due to weakening in the multi-family portfolio and partially offset by an improvement in the commercial real estate portfolio.  Some multi-family real estate loans are experiencing a decline in occupancy rates.  The increase in substandard-impaired loans is primarily due to two agricultural loan relationships. Loans past due 30 days or more totaled $19.4 million as of March 31, 2026, compared to $11.8 million as of March 31, 2025. The increase is primarily related to two agricultural operating loan relationships classified as substandard-impaired and one construction real estate loan relationship that matured and is being restructured. There are approximately $350 million of loans maturing within one year at an average yield of approximately 5.4%.

The allowance for credit losses on March 31, 2026 totaled $17.4 million or 1.36% of loans, compared to $18.0 million, or 1.36% of loans, as of March 31, 2025. The decrease in the allowance for credit losses is primarily due to a decrease in loan balances.

Deposits totaled $1.87 billion as of March 31, 2026, a decrease of 2.0%, compared to $1.91 billion recorded as of March 31, 2025. The decrease in deposits is primarily due to a decrease in public funds and partially offset by higher balances in retail and commercial checking accounts. Securities sold under agreements to repurchase decreased to $36.7 million as of March 31, 2026, compared to $45.8 million as of March 31, 2025. Securities sold under agreements to repurchase and deposit balances fluctuate as customers’ liquidity needs vary and could be impacted by prevailing market interest rates, competition, and economic conditions.  Approximately 15% of deposits are tied to external indexes as of March 31, 2026. Deposit interest expense related to these deposits can be more volatile than other deposit products in a changing interest rate environment.

Other borrowings decreased to $18.2 million as of March 31, 2026 compared to $35.8 million as of March 31, 2025. The Company has continued to reduce borrowings as investments have matured and cash is redeployed.

The Company’s stockholders’ equity represented 9.7% of total assets as of March 31, 2026 with all of the Company’s six affiliate banks considered well-capitalized as defined by federal capital regulations. Total stockholders’ equity was $207.6 million as of March 31, 2026, compared to $183.1 million as of March 31, 2025. The increase in stockholders’ equity of $24.5 million was primarily the result of a decrease in unrealized losses on the investment portfolio and retention of net income in excess of dividends.

Share Repurchase Program

For the period January 1, 2026 through March 31, 2026, under the repurchase program that was announced in August 2025, which allowed for the repurchase of 200,000 shares of common stock, the Company did not repurchase any shares. There were 165,053 shares available to be repurchased under that repurchase program as of March 31, 2026.

The weighted average outstanding shares for the three months ended March 31, 2026 and 2025 was 8,857,220 and 8,917,386, respectively. The Company had no potentially dilutive securities outstanding during the periods presented.

Cash Dividend Announcement

On February 11, 2026, the Company declared a quarterly cash dividend on common stock, payable on March 13, 2026 to stockholders of record as of February 27, 2026, equal to $0.24 per share. The dividend is an increase of $0.04 per share or 20% from the prior quarter.

About Ames National Corporation

Ames National Corporation affiliate Iowa banks are First National Bank, Ames; Boone Bank & Trust Co., Boone; State Bank & Trust Co., Nevada; Reliance State Bank, Story City; United Bank & Trust Co., Marshalltown; and Iowa State Savings Bank, Creston, Iowa.

The Private Securities Litigation Reform Act of 1995 provides the Company with the opportunity to make cautionary statements regarding forward-looking statements contained in this News Release, including forward-looking statements concerning the Company’s future performance and asset quality. Forward-looking statements contained in this News Release are not historical facts and are based on management’s current beliefs, assumptions, predictions and expectations of future events, including the Company’s future performance, taking into account all information currently available to management. These beliefs, assumptions, predictions and expectations are subject to numerous risks and uncertainties and can change as a result of many possible events or factors, not all of which are known to management and many of which are beyond management’s control. If a change occurs, the Company’s business, financial condition, liquidity, results of operations, asset quality, plans and objectives may vary materially from those expressed in the forward-looking statements. Accordingly, investors are cautioned not to place undue reliance on such forward-looking statements. These statements are often, but not always, made through the use of words or phrases such as “anticipates,” “believes,” “can,” “could,” “may,” “predicts,” “potential,” “should,” “will,” “estimate,” “plans,” “projects,” “forecasts”, “continuing,” “ongoing,” “expects,” “views,” “intends” and similar words or phrases. The risks and uncertainties that may affect the Company’s future performance and asset quality include, but are not limited to, the following: national, regional and local economic conditions and the impact they may have on the Company and its customers; competitive products and pricing available in the marketplace; changes in credit and other risks posed by the Company’s loan and investment portfolios, including declines in commercial or residential real estate values or changes in the allowance for credit losses as dictated by new market conditions or regulatory requirements; changes in local, national and international economic conditions, including rising inflation rates; fiscal and monetary policies of the U.S. government; the imposition of tariffs and retaliatory tariffs; changes in governmental regulations affecting financial institutions (including regulatory fees and capital requirements); changes in prevailing interest rates; credit risk management and asset/liability management; the financial and securities markets; the availability of and cost associated with sources of liquidity; and other risks and uncertainties inherent in the Company’s business, including those discussed under the headings “Forward-Looking Statements and Business Risks” and “Risk Factors” in the Company’s Annual Report on Form 10-K for the year-ended December 31, 2025. Any forward-looking statements are qualified in their entirety by the foregoing risks and uncertainties and speak only as of the date on which such statements are made. The Company undertakes no obligation to revise or update such forward-looking statements to reflect events or circumstances after the date on which the statements are made or to reflect the occurrence of unanticipated events.

AMES NATIONAL CORPORATION AND SUBSIDIARIES

Consolidated Balance Sheets (unaudited)
(in thousands, except share and per share data)

	March 31,	March 31,
ASSETS	2026	2025

Cash and due from banks	$21,428	$20,498
Interest-bearing deposits in financial institutions and federal funds sold	96,723	142,893
Total cash and cash equivalents	118,151	163,391
Interest-bearing time deposits	5,428	5,166
Securities available-for-sale	688,827	640,416
Federal Home Loan Bank (FHLB) and Federal Reserve Bank (FRB) stock, at cost	2,667	3,384
Loans receivable, net	1,264,827	1,306,230
Loans held for sale	614	540
Bank premises and equipment, net	21,010	21,445
Accrued income receivable	13,098	12,240
Other real estate owned	212	-
Bank-owned life insurance	3,326	3,235
Deferred income taxes, net	8,806	12,010
Intangible assets, net	722	1,015
Goodwill	12,424	12,424
Other assets	2,427	2,797

Total assets	$2,142,539	$2,184,293

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES
Deposits
Noninterest-bearing checking	$330,687	$336,844
Interest-bearing checking	661,131	663,125
Savings and money market	553,513	575,365
Time, $250 and over	80,776	87,946
Other time	241,286	243,104
Total deposits	1,867,393	1,906,384

Securities sold under agreements to repurchase	36,726	45,774
Other borrowings	18,202	35,802
Dividends payable	-	1,783
Accrued interest payable	2,218	2,555
Accrued expenses and other liabilities	10,430	8,939
Total liabilities	1,934,969	2,001,237

STOCKHOLDERS' EQUITY
Common stock, $2 par value, authorized 18,000,000 shares; issued and outstanding 8,857,220 and 8,915,557 shares as of March 31, 2026 and 2025, respectively	17,714	17,831
Additional paid-in capital	12,135	13,152
Retained earnings	199,840	183,914
Accumulated other comprehensive (loss)	(22,119)	(31,841)
Total stockholders' equity	207,570	183,056

Total liabilities and stockholders' equity	$2,142,539	$2,184,293

AMES NATIONAL CORPORATION AND SUBSIDIARIES

Consolidated Statements of Income (unaudited)
(in thousands, except per share data)

	Three Months Ended
	March 31,
	2026	2025

Interest and dividend income:
Loans, including fees	$16,816	$16,674
Securities:
Taxable	4,009	2,840
Tax-exempt	422	453
Other interest and dividend income	969	1,151
Total interest and dividend income	22,216	21,118

Interest expense:
Deposits	6,335	7,419
Other borrowed funds	450	784
Total interest expense	6,785	8,203

Net interest income	15,431	12,915

Credit loss expense (benefit)	(347)	962

Net interest income after credit loss expense (benefit)	15,778	11,953

Noninterest income:
Wealth management income	1,596	1,444
Service fees	378	370
Securities gains (losses), net	(6)	-
Gain on sale of loans held for sale	140	75
Merchant and card fees	318	348
Other noninterest income	359	310
Total noninterest income	2,785	2,547

Noninterest expense:
Salaries and employee benefits	6,777	6,373
Data processing	1,492	1,352
Occupancy expenses, net	794	772
FDIC insurance assessments	240	260
Professional fees	770	485
Business development	343	372
Intangible asset amortization	69	77
New market tax credit projects amortization	17	192
Other operating expenses, net	371	380
Total noninterest expense	10,873	10,263

Income before income taxes	7,690	4,237

Provision for income taxes	1,730	794

Net income	$5,960	$3,443

Basic and diluted earnings per share	$0.67	$0.39

Dividends declared per share	$0.24	$0.20

AVERAGE BALANCES AND INTEREST RATES (unaudited)

The following two tables are used to calculate the Company’s non-GAAP net interest margin on a fully taxable equivalent (FTE) basis. The first table includes the Company’s average assets and the related income to determine the average yield on earning assets. The second table includes the average liabilities and related expense to determine the average rate paid on interest-bearing liabilities. The net interest margin is equal to interest income less interest expense divided by average earning assets.

AVERAGE BALANCE SHEETS AND INTEREST RATES

	Three Months Ended March 31,

	2026			2025

	Average	Revenue/	Yield/	Average	Revenue/	Yield/
	balance	expense	rate	balance	expense	rate
ASSETS
(dollars in thousands)
Interest-earning assets
Loans (1)
Commercial	$79,216	$1,182	5.97%	$89,952	$1,370	6.09%
Agricultural	122,565	1,885	6.15%	123,643	2,130	6.89%
Real estate	1,062,327	13,556	5.10%	1,079,940	12,963	4.80%
Consumer and other	14,763	193	5.23%	16,643	211	5.07%

Total loans (including fees)	1,278,871	16,816	5.26%	1,310,178	16,674	5.09%

Investment securities
Taxable	600,127	4,009	2.67%	557,398	2,840	2.04%
Tax-exempt (2)	74,993	534	2.85%	83,730	573	2.74%
Total investment securities	675,120	4,543	2.69%	641,128	3,413	2.13%

Interest-bearing deposits with banks and federal funds sold	108,637	969	3.57%	108,867	1,151	4.23%

Total interest-earning assets	2,062,628	$22,328	4.33%	2,060,173	$21,238	4.12%

Noninterest-earning assets	62,585			69,528

TOTAL ASSETS	$2,125,213			$2,129,701

(1) Average loan balances include nonaccrual loans, if any. Interest income collected on nonaccrual loans has been included.

(2) Tax-exempt income has been adjusted to a tax-equivalent basis using an incremental tax rate of 21%.

AVERAGE BALANCE SHEETS AND INTEREST RATES

	Three Months Ended March 31,

	2026			2025

	Average	Revenue/	Yield/	Average	Revenue/	Yield/
	balance	expense	rate	balance	expense	rate
LIABILITIES AND STOCKHOLDERS' EQUITY
(dollars in thousands)
Interest-bearing liabilities
Deposits
Interest-bearing checking, savings accounts and money markets	$1,181,173	$3,572	1.21%	$1,179,259	$4,131	1.40%
Time deposits	323,575	2,763	3.42%	330,967	3,288	3.97%
Total deposits	1,504,748	6,335	1.68%	1,510,226	7,419	1.97%
Other borrowed funds	56,116	450	3.21%	87,594	784	3.58%

Total interest-bearing liabilities	1,560,864	6,785	1.74%	1,597,820	8,203	2.05%

Noninterest-bearing liabilities
Noninterest-bearing checking	340,294			339,709
Other liabilities	13,341			13,834

Stockholders' equity	210,714			178,338

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$2,125,213			$2,129,701

Net interest income (FTE)(3)		$15,543			$13,035
Net interest spread (FTE)			2.59%			2.07%
Net interest margin (FTE)(3)			3.01%			2.53%

(3) Net interest income (FTE) is a non-GAAP financial measure.

Non-GAAP Financial Measures

This report contains references to financial measures that are not defined in GAAP. Such non-GAAP financial measures include the Company’s presentation of net interest income and net interest margin on an FTE basis. Management believes these non-GAAP financial measures are widely used in the financial institutions industry and provide useful information to both management and investors to analyze and evaluate the Company’s financial performance. Limitations associated with non-GAAP financial measures include the risks that persons might disagree as to the appropriateness of items included in these measures and that different companies might calculate these measures differently. These non-GAAP disclosures should not be considered an alternative to the Company’s GAAP results. The following table reconciles the non-GAAP financial measures of net interest income and net interest margin on an FTE basis to GAAP (dollars in thousands).

	Three Months Ended March 31,
	2026	2025
Reconciliation of net interest income and annualized net interest margin on an FTE basis to GAAP:
Net interest income (GAAP)	$15,431	$12,915
Tax-equivalent adjustment (1)	112	120
Net interest income on an FTE basis (non-GAAP)	15,543	13,035
Average interest-earning assets	$2,062,628	$2,060,173
Net interest margin on an FTE basis (non-GAAP)	3.01%	2.53%

(1) Computed on a tax-equivalent basis using an incremental federal income tax rate of 21 percent, adjusted to reflect the effect of the tax-exempt interest income associated with owning tax-exempt securities and loans.